UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

EDUCATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50952	37-1465722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 is incorporated herein by reference

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 15, 2007, Educate Operating Company, LLC (“EOC”), a wholly-owned subsidiary of the registrant, Educate, Inc. (the “Company”) executed the Fourth Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of April 28, 2005 (the Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders that are also parties to the Agreement. The Agreement consists of a term loan facility in the amount of $160 million and a revolving credit facility of $30 million. The Amendment waives violations of the Agreement’s financial covenants, including the required leverage ratio, interest coverage ratio, and fixed charge coverage ratio, for the period from January 1, 2007 through May 31, 2007 for the December 31, 2006 and March 31, 2007 quarterly reporting periods. Without the Amendment, the Company would not have been in compliance with these covenants at December 31, 2006. The Amendment also amends the Agreement to, among other things, (i) permit the sale of certain Sylvan Learning Centers owned by the Company, (ii) revise the mandatory prepayment requirements in connection with assets sales, including the sale of Sylvan Learning Centers owned by the Company, and (iii) put additional restrictions on the Company’s ability to make certain expenditures.

Section 4—Matters Related to Accountants and Financial Statements

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Review.

(a) On March 16, 2007, in the notes to its consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”) filed with the Securities and Exchange Commission, Educate, Inc. (the “Company”) restated its previously issued financial statements for the three months ended June 30, 2006 and September 30, 2006. During the fourth quarter of 2006, as a result of the Company’s identification of a revenue recognition material weakness related to cut-off, the Company performed a review of the timing of revenue recognition for product shipments by the Educate Products segment for each of the quarters during 2006. As a result of this review, management concluded that an error was made in the quarter ended June 30, 2006 through the recordation of revenue and cost of goods sold on certain shipments of product prior to the time that title was transferred to the customer as specified by customer terms. As a result of this error, revenue and cost of goods sold originally recorded in the quarter ended June 30, 2006, should have been recorded in the quarter ended September 30, 2006. The error was quantified and evaluated under FAS 154, “Accounting Changes and Error Corrections”, and SAB 99, “Materiality”, for materiality and it was determined that the effect of the change is immaterial for restatement of the quarterly reports on Form 10-Q for the periods ended June 30 and September 30, 2006.

At a meeting on March 13, 2007, the Company concluded, after discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP and the Audit Committee of the Company’s Board of Directors, that the Company’s financial statements for the three and six-months ended June 30, 2006 and the three months ended September 30, 2006 as presented in the Company’s quarterly reports on Form 10-Q for such periods previously filed with the Securities and Exchange Commission should no longer be relied upon as a result of the restatement described above. The quarterly amounts in the Form 10-K reflect the proper restated results.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.27	Fourth Amendment, dated as of March 15, 2007, to the Amended and Restated Credit Agreement, dated as of April 28, 2005, among Educate Operating Company, LLC, the several banks and other financial institutions party thereto, Merrill Lynch Capital, as documentation agent, and JPMorgan Chase Bank, N.A., as administrative agent.

Additional Information and Where to Find it

In connection with the proposed merger, Educate has filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Educate at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Educate and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Educate’s participants in the solicitation is set forth in Educate’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATE, INC.

/s/ Kevin Shaffer
Name:	Kevin Shaffer
Title:	Chief Financial Officer

Date: March 19, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.27	Fourth Amendment, dated as of March 15, 2007, to the Amended and Restated Credit Agreement, dated as of April 28, 2005, among Educate Operating Company, LLC, the several banks and other financial institutions party thereto, Merrill Lynch Capital, as documentation agent, and JPMorgan Chase Bank, N.A., as administrative agent.